ASSET PURCHASE AGREEMENT

                                    between

                       GENTLE DENTAL SERVICE CORPORATION,

                         GENTLE DENTAL MANAGEMENT, INC.

                                      and

                             ORANGE DENTAL SERVICES


                              Dated June 30, 1998

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                               TABLE OF CONTENTS



                                                                          Page
                                                                          ----

ARTICLE I - Purchase and Sale of Assets..............................       2

         1.01     Purchase and Sale..................................       2
         1.02     Excluded Assets....................................       3
         1.03     Assumption of Liabilities..........................       3
         1.04     Purchase Price.....................................       3
         1.05     Instruments of Conveyance and Transfer.............       5
         1.06     Further Assurances.................................       5
         1.07     Closing  ..........................................       5
         1.08     Sales Tax..........................................       5
         1.09     Allocation of Purchase Price.......................       5

ARTICLE II - Representations and Warranties of GD Sub and GDSC.......       5

         2.01     Authorization......................................       5
         2.02     Compliance.........................................       6
         2.03     Consents...........................................       6
         2.04     Accuracy of Representations & Warranties...........       6

ARTICLE III - Representations and Warranties of Orange and Partners..       6

         3.01     Corporate Existence; Authority.....................       7
         3.02     No Adverse Consequences............................       7
         3.03     Brokers and Finders................................       8
         3.04     Litigation.........................................       8
         3.05     Compliance with Laws...............................       8
         3.06     Employment Matters.................................       8
         3.07     [Reserved].........................................      10
         3.08     [Reserved].........................................      10
         3.09     [Reserved].........................................      10
         3.10     [Reserved].........................................      10
         3.11     [Reserved].........................................      10
         3.12     Indebtedness.......................................      10
         3.13     Other Liabilities..................................      10
         3.14     Absence of Certain Changes or Events...............      10
         3.15     Leases   ..........................................      11
         3.16     Certain Contracts and Arrangements.................      11
         3.17     Status of Contracts and Leases.....................      12
         3.18     Title and Condition of Tangible Assets.............      13
         3.19     Insurance..........................................      13
         3.20     Taxes    ..........................................      14
         3.21     No Restrictions....................................      14

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                                                                          Page
                                                                          ----

         3.22     Permits and Licenses...............................      14
         3.23     Certain Payments...................................      15
         3.24     Environmental Conditions...........................      15
         3.25     Consents and Approvals.............................      15
         3.26     Records  ..........................................      15
         3.27     Reliance...........................................      16
         3.28     Accuracy of Representations and Warranties.........      16

ARTICLE IV - Covenants of Orange and Partners........................      16

         4.01     Access to Properties, Books and Records............      16
         4.02     Negative Covenants.................................      16
         4.03     Affirmative Covenants..............................      17
         4.04     No Negotiations With Others........................      18
         4.05     Employees..........................................      19
         4.06     Offset of Notes....................................      19

ARTICLE V - Joint Covenants..........................................      19

         5.01     Governmental Consents..............................      19
         5.02     Best Efforts; No Inconsistent Action...............      19

ARTICLE VI - Conditions to Obligations of GD Sub.....................      19

         6.01     Governmental Approvals.............................      19
         6.02     Consents...........................................      20
         6.03     Representations, Warranties and Covenants..........      20
         6.04     Adverse Proceedings................................      20
         6.05     No Adverse Change..................................      20
         6.06     Management Agreement...............................      20
         6.07     Shares Acquisition Agreement.......................      20
         6.08     Dentist Employment Agreements......................      21
         6.09     Closing and Signing of Related Transactions........      21
         6.10     Actions Satisfactory to GD Sub's Counsel...........      21

ARTICLE VII - Conditions to Obligations of Orange....................      21

         7.01     Representations, Warranties and Covenants..........      21
         7.02     Adverse Proceedings................................      22

ARTICLE VIII - Termination...........................................      22

         8.01     Right of Parties to Terminate......................      22
         8.02     Effect of Termination..............................      22

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                                                                          Page
                                                                          ----

ARTICLE IX - Survival; Indemnification...............................      23

         9.01     Survival...........................................      23
         9.02     Indemnification by Orange and Partners.............      23
         9.03     Indemnification by GD Sub..........................      24
         9.04     Indemnification Procedure..........................      24
         9.05     Right of Offset....................................      26
         9.06     Rights Not Exclusive...............................      26

ARTICLE X - Confidentiality; Press Releases..........................      26

         10.1     Confidentiality....................................      26
         10.2     Press Releases.....................................      27

ARTICLE XI - Other Provisions........................................      27

         11.01    Benefit and Assignment.............................      27
         11.02    Entire Agreement...................................      27
         11.03    Fees and Expenses..................................      27
         11.04    Amendment, Waiver, etc.............................      28
         11.05    Headings...........................................      28
         11.06    Governing Law......................................      28
         11.07    Notices  ..........................................      28
         11.08    Breach; Equitable Relief...........................      28
         11.09    Attorneys' Fees....................................      29
         11.10    Guarantee..........................................      29
         11.11    Counterparts.......................................      29

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
                             INDEX OF DEFINED TERMS


Term                                                    Location of Definition
----                                                    ----------------------

Admin Charge.........................................   1.04-3
Adjusted Cash Consideration Amount...................   1.04-1
Administrative Office................................   1.04-3
Assets...............................................   1.01
Assumed Liabilities..................................   1.04-2
Cash Consideration Amount............................   1.04-1
Closing..............................................   1.08
Closing Date.........................................   1.08
Code.................................................   3.06-2
Contracts............................................   1.01-6
DDS..................................................   6.09
Damages..............................................   9.02-1
Dental Practice......................................   Introduction
Earnout Consideration................................   1.04-3
Earnout Period.......................................   1.04-3
EBITDA...............................................   1.04-3
ERISA................................................   3.06-2
ERISA Plans..........................................   3.06-2
Environmental Law....................................   3.24-2(a)
Excess Cap-ex Charge.................................   1.04-3
GD Sub...............................................   Introduction
GD Sub's Indemnified Persons.........................   9.02-1
GDSC.................................................   Introduction
Hazardous Substance..................................   3.24-2(b)
Leases...............................................   1.01-5
Material Adverse Change..............................   Article III Introduction
Material Adverse Effect..............................   Article III Introduction
Net Current Assets...................................   1.05-3
Orange...............................................   Introduction
Orange Assignable Option Agreement...................   Introduction
Orange Management Agreements.........................   Introduction
Orange's Indemnified Persons.........................   9.03-1
Partners.............................................   Introduction
PDS..................................................   Introduction
Permits..............................................   3.22
Policies.............................................   3.19
Prevailing Party.....................................   11.09
Professional Corporation.............................   Introduction
Purchase Price.......................................   1.04
Purchase Price Adjustment............................   1.05-1
Real Property........................................   3.15

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Related Documents....................................   9.01
Returns..............................................   3.20-1
Schwandt.............................................   Introduction
Tangible Personal Property...........................   1.01-2
Taxes................................................   3.20-3
Third Party Claims...................................   9.04-1(a)

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                                LIST OF EXHIBITS

Exhibit                          Item                            First Reference
-------                          ----                            ---------------

   A                       Assumption Agreement                      1.04-2
   B                       Assignment and Bill of Sale               1.05
   C                       Management Agreement                      6.06
   D                       Shares Acquisition Agreement              6.07
   E                       Dentist Employment Agreement              6.08



                                LIST OF SCHEDULES


         Schedule                                Content
         --------                                -------

         1.02-2                                  Excluded Assets
         1.09                                    Purchase Price Allocation
         3.04                                    Litigation
         3.06-2                                  Employee Benefits
         3.06-3                                  Employment Manuals and Policies
         3.06-4                                  Compensation
         3.12                                    Indebtedness
         3.13                                    Other Liabilities
         3.15                                    Leases
         3.16                                    Contracts
         3.19                                    Insurance
         3.22                                    Permits and Licenses
         3.25                                    Consents and Approvals

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
                            ASSET PURCHASE AGREEMENT


DATED:            June 30, 1998


BETWEEN:          GENTLE DENTAL SERVICE CORPORATION,
                    a Washington corporation
                  900 Washington Street, Suite 1100
                  Vancouver, WA  98660
                  Telecopy No.:  (360) 750-8667                          "GDSC"


                  GENTLE DENTAL MANAGEMENT, INC.
                    a Delaware corporation
                  900 Washington Street, Suite 1100
                  Vancouver, WA 98660
                  Telecopy No.:  (360) 750-8667                        "GD Sub"


AND:              ORANGE DENTAL SERVICES
                  129 West Wilson Street, Suite 200
                  Costa Mesa, CA  92627
                  Telecopy No.:  (714) 646-1659                        "Orange"


AND:              Pacific Dental Services, Inc.
                    a California corporation ("PDS"),
                  and Bruce E. Schwandt, D.D.S. ("Schwandt")         "Partners"


     Partners are the owners of all of the partnership interests of Orange. Orange provides management services to Orange Dental Office, the dental practice located at 293 Main Street, Suite 210, Orange, California 92668 (the "Dental Practice"). The Dental Practice is conducted by Bruce E. Schwandt, D.D.S., Inc., a California professional corporation (the "Professional Corporation"). Orange is party to a management agreement with the Professional Corporation (the "Orange Management Agreement"), and to an assignable option agreement with the Professional Corporation and Schwandt, its sole shareholder (the "Orange Assignable Option Agreement"). Orange desires to sell, and GD Sub desires to purchase, substantially all of the assets associated with the Dental Practice on the terms and conditions set forth in this Agreement.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Assets

     1.01 Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.07, Orange agrees to sell, convey, assign, transfer and deliver to GD Sub, and GD Sub agrees to purchase and accept from Orange, all of the assets, properties and rights of Orange (other than the assets specified in Section 1.02), tangible and intangible, wherever located, that are used or useful to maintain and operate the Dental Practice, which assets (the "Assets") shall include without limitation:

          1.01-1 All patient lists, operating data and records relating to the Dental Practice, including without limitation financial, accounting and credit records, correspondence, budgets, engineering and facility records and other similar documents and records;

          1.01-2 All other items of tangible personal property of Orange used in connection with or associated with the Dental Practice (the "Tangible Personal Property"), including furniture, fixtures, equipment, supplies, inventory and spare and replacement items therefor;

          1.01-3 All accounts receivable and other receivables of Orange associated with the Dental Practice;

          1.01-4 All prepaid and deferred items of Orange relating to the Dental Practice, including prepaid rent, insurance, taxes and unbilled charges and deposits,

          1.01-5 All leases of real or personal property to which Orange is a party as lessee and which relate to the Dental Practice, including without limitation all leases listed on Schedule 3.15 and all leases entered into after the date hereof and on or before the Closing Date and expressly assumed by GD Sub in writing on the Closing Date as provided in Section 1.04-2(d), other than to the extent such leases have terminated, expired or been disposed of by Orange prior to the Closing Date without breach of this Agreement (collectively, the "Leases");

          1.01-6 All rights, benefits and interests of Orange under the contracts, agreements, commitments, understandings, purchase orders, documents and instruments listed on Schedule 3.16 hereto, specifically including the Orange Management Agreement and the Orange Assignable Option Agreement, and under any contracts, agreements, commitments, understandings, purchase orders, documents or instruments entered into between the date hereof and the Closing Date and expressly assumed by GD Sub in writing on the Closing Date as provided in Section 1.04-2(d), other than to the extent such items have terminated, expired or been disposed of by Orange prior to the Closing Date without breach of this Agreement (collectively, the "Contracts");

          1.01-7 All assignable rights to all telephone lines and numbers used in the conduct of the Dental Practice; and

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          1.01-8 All right, title and interest in and to trade names of Orange associated with the Dental Practice.

     1.02 Excluded Assets. The Assets shall not include the following:

          1.02-1 Any lease not listed on Schedule 3.15 and any contract, agreement, commitment, understanding, purchase order, document or instrument not listed on Schedule 3.16, unless pursuant to Section 1.04-2(d) GD Sub expressly agrees in writing on the Closing Date to assume the obligations under such lease, contract, agreement, commitment, understanding, purchase order, document or instrument, in which case Orange shall assign its rights and benefits thereunder to GD Sub and the same shall be treated as a "Lease" or "Contract" for purposes of this Agreement; and

          1.02-2 The assets identified on Schedule 1.02-2.

     1.03 Assumption of Liabilities. Except for the liabilities and obligations to be assumed by GD Sub pursuant to Section 1.04-2, GD Sub will not assume and will not be liable for any liabilities of Orange, known or unknown, contingent or absolute, accrued or other, and the Assets shall be free of all liabilities, obligations, liens and encumbrances. Without limiting the generality of the foregoing and except as otherwise provided above, GD Sub will not be responsible for any of the following:

          1.03-1 Liabilities, obligations or debts of Orange, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing Date, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority;

          1.03-2 Liabilities, obligations or debts of Orange for any federal, state or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes and federal, state and local withholding and payroll taxes;

          1.03-3 Liabilities or obligations of Orange to employees for salaries, bonuses or health and welfare benefits or with respect to any profit sharing, stock bonus, pension, retirement, stock purchase, option, bonus or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation or sick leave); and

          1.03-4 Liabilities or obligations of Orange for employee severance payments or arrangements resulting from termination of Orange's employees.

     1.04 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be the following:

          1.04-1 The Adjusted Cash Consideration Amount payable by check on the Closing Date with $12,898 of such amount payable by check to Union Bank of California for the payoff amount of Orange's loan from such Bank and the balance payable by check to Orange. The "Cash Consideration Amount" equals $719,932. The "Adjusted Cash Consideration Amount" shall

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equal the Cash Consideration Amount reduced by the principal amount of any debt or capital lease obligations of Orange assumed by GD Sub.

          1.04-2 The assumption by GD Sub on the Closing Date, pursuant to the terms of an Assumption Agreement in substantially the form attached hereto as Exhibit A, of the following liabilities of Orange (the "Assumed Liabilities"):

               1.04-2(a) the accounts payable and accrued payroll and benefits liabilities of Orange associated with the Dental Practice as of March 31, 1998 (to the extent such liabilities are not paid or discharged prior to the Closing
Date);

               1.04-2(b) all liabilities of Orange associated with the Dental Practice of a type identified in Section 1.04-2(a) and incurred in the ordinary course of business after March 31, 1998 and on or before the Closing Date (to the extent such liabilities are not paid or discharged prior to the Closing
Date), but specifically excluding any liabilities for brokers' and attorneys' fees and other expenses of this transaction and accrued liabilities for taxes based on the income or revenues of Orange;

               1.04-2(c) all obligations of Orange under any of the Leases or Contracts listed on Schedule 3.15 or Schedule 3.16 hereto or under any of the items listed under the heading "debt to be assumed" on Schedule 3.12; and

               1.04-2(d) all obligations of Orange under any lease, contract, agreement, commitment, understanding, purchase order, document or instrument entered into by Orange between the date of this Agreement and the Closing Date that GD Sub, in its sole discretion, elects on the Closing Date to assume.

          1.04-3 Additional payments (the "Earnout Consideration") to be paid based on the EBITDA (as defined below) for the 36-month period (the "Earnout Period") beginning on the first day of the first calendar month following the Closing Date. The first payment of Earnout Consideration shall equal 4.20 multiplied by the EBITDA for the first 12 months of the Earnout Period, reduced by the Cash Consideration Amount. The second payment of Earnout Consideration shall equal .90 multiplied by the EBITDA for the second 12 months of the Earnout Period. The third payment of Earnout Consideration shall equal .90 multiplied by the EBITDA for the third 12 months of the Earnout Period. The "EBITDA" shall mean the combined net income of (a) the Professional Corporation and (b) GD Sub from the provision of services to the Professional Corporation, before any reduction for interest, income taxes, depreciation or amortization, and excluding any allocation of GD Sub corporate overhead expense, but after the Excess Cap-ex Charge (as defined below) and the Admin Charge (as defined below), as reflected on a combined income statement for the practice location prepared in conformity with generally accepted accounting principles applied in a manner consistent with the application of such principles to the preparation of GD Sub's audited financial statements. The "Excess Cap-ex Charge" shall be an annual charge equal to 25% of the total accumulated capital expenditures by GD Sub at the Dental Practice after the Closing Date which in any 12-month period exceeds 2% of the net revenue of the Dental Practice for such period. The "Admin Charge" shall equal a pro rata portion of the sum of (a) rent reimbursed by GD Sub to PDS for the administrative office acquired by GD Sub from PDS (the "Administrative Office"), and (b) all unreimbursed costs incurred by GD Sub at the Administrative Office, including but not limited to employee compensation and benefits, based on the ratio of the net revenue of the Dental Practice to the combined net revenue of all dental practices managed by GD Sub from the Administrative Office for the relevant period. All payments of Earnout Consideration shall be paid by check. The calculation and payment of each payment of Earnout Consideration shall be completed within 90 days of the completion of the applicable 12-month portion of the Earnout Period.

     1.05 Instruments of Conveyance and Transfer. The sale of the Assets, and the conveyance, assignment, transfer and delivery of all of the Assets shall be effected by Orange's execution and delivery to GD Sub, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit B.

     1.06 Further Assurances. Orange and Partners agree that, at any time and from time to time on and after the Closing Date, they will, upon the request of GD Sub and without further consideration, take all steps reasonably necessary to place GD Sub in possession and operating control of the Assets and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to GD Sub, or to aid and assist in the collection of or reducing to possession by GD Sub of, all of the Assets, or to vest in GD Sub good, valid and marketable title to the Assets.

     1.07 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, at 10:00 a.m., Pacific time, on June 30, 1998 or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

     1.08 Sales Tax. Orange shall pay any sales tax owing in respect of the purchase of the Assets. Orange shall promptly file all necessary sales tax returns, if any, and pay all sales taxes due, if any, following the Closing Date.

     1.09 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with Schedule 1.09, and GDSC and Orange shall be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service).

                                   ARTICLE II

                Representations and Warranties of GD Sub and GDSC

     GD Sub and GDSC, jointly and severally, represent and warrant to Orange as follows:

     2.01 Authorization. Each of GD Sub and GDSC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own and operate its properties and to carry on its business as now

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
conducted. Each of GD Sub and GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. Each of GD Sub and GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GD Sub and GDSC and is binding upon and enforceable against each of them in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.02 Compliance. The execution, delivery and performance of this Agreement by GD Sub and GDSC, the compliance by GD Sub and GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.02-1 the respective articles of incorporation or bylaws of GD Sub and GDSC;

          2.02-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GD Sub or GDSC is a party or by which GD Sub or GDSC is bound; or

          2.02-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GD Sub or GDSC.

     2.03 Consents. No consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GD Sub or GDSC for the consummation of the transactions described in this Agreement.

     2.04 Accuracy of Representations & Warranties. None of the representations or warranties of GD Sub or GDSC contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Neither GD Sub nor GDSC knows of any fact that has resulted or that, in the reasonable judgement of GD Sub or GDSC will result, in any material adverse change in the business, results of operation, financial condition or prospects of GD Sub or GDSC that has not been set forth in this Agreement or in GDSC's filings with the Securities and Exchange Commission.

                                   ARTICLE III

              Representations and Warranties of Orange and Partners

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of Orange, the Dental Practice or any of them which shall in any event include any adverse effect on the assets, revenue or net income of Orange in excess of $15,000; and "Material Adverse Change" means any change that has resulted,

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will result or is likely to result in a Material Adverse Effect. Orange and
Partners represent and warrant to GD Sub as follows:

     3.01 Corporate Existence; Authority.

          3.01-1 The Partners have full power and authority to enter into this Agreement and carry out its terms. PDS has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Partners and is binding upon and enforceable against each Partner in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The Professional Corporation is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California, and the Professional Corporation has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

          3.01-2 Orange is a partnership duly organized and validly existing under the laws of California and has the power to own and lease its properties and carry on its business as now being conducted. The Partners hold all of the partnership interests of Orange and no person has any right to become a partner of Orange or to acquire any interest in Orange. Orange has full power and authority to enter into this Agreement and to carry out its terms. This Agreement has been duly and validly executed and delivered by Orange and is binding upon and enforceable against Orange in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 No Adverse Consequences. Neither the execution and delivery of this Agreement by Orange or Partners nor the consummation of the transactions contemplated by this Agreement will

          3.02-1 result in the creation or imposition of any lien, charge or encumbrance on any of Orange's or the Professional Corporation's assets or properties,

          3.02-2 violate or conflict with any provision of Orange's organizational documents,

          3.02-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Orange, Partners, the Professional Corporation or any of them, assuming that the agreements to be entered into between GD Sub and the Professional Corporation do not violate applicable laws, or

          3.02-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to Orange or the Professional Corporation under or constitute a default under any agreement, instrument, license or permit to which Orange, any Partner or any Professional Corporation is a party or by which any of them is bound, assuming that the agreements to be entered into between GD Sub and the Professional Corporation do not violate applicable laws.

     3.03 Brokers and Finders. Neither Orange nor any Partner has employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement.

     3.04 Litigation. Except as set forth on Schedule 3.04, there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against Orange, or the Professional Corporation and, to the best knowledge of Orange, there is no basis for any such claim, litigation, proceeding or investigation.

     3.05 Compliance with Laws. Except as set forth on Schedule 3.22, Orange and the Professional Corporation have at all relevant times conducted their businesses in compliance with their respective organizational documents and all applicable laws and regulations. Except as set forth on Schedule 3.22, Orange and the Professional Corporation are not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. Neither Orange nor the Professional Corporation is subject to any outstanding order, writ, injunction or decree, and neither Orange nor the Professional Corporation has been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     3.06 Employment Matters.

          3.06-1 Labor Matters.

               (a) Neither Orange nor the Professional Corporation is a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. Orange and the Professional Corporation are and have been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and are not and have not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against Orange or the Professional Corporation pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of Orange threatened against either of them, (3) representation petition respecting any of their employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to any of them.

               (c) Neither Orange nor the Professional Corporation has experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          3.06-2 Employee Benefits. Schedule 3.06-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by Orange and complete and accurate copies of all those plans or arrangements have been provided to GD Sub. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by Orange that are subject to ERISA are listed separately as ERISA Plans on Schedule 3.06-2 (the "ERISA Plans"). The ERISA Plans comply with the applicable requirements of ERISA. Orange has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. Orange has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. Orange has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 3.06-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          3.06-3 Employment Agreements. Each of the employees of Orange and the Professional Corporation is an "at-will" employee and, except as listed on
Schedule 3.06-3, there are no written employment, commission or compensation agreements of any kind between Orange or the Professional Corporation and any of their respective employees. Schedule 3.06-3 lists and includes all of Orange's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to GD Sub. Orange does not have any agreements or understandings with Orange's employees except as reflected in the items listed in Schedules 3.06-2 and 3.06-3.

          3.06-4 Compensation. Schedule 3.06-4 contains a complete and accurate list of all employees of Orange, as of June 29, 1998, specifying their names, hire dates, the total amount paid or payable as compensation to each such person, and the basis of such compensation.

     3.07 [Reserved]

     3.08 [Reserved]

     3.09 [Reserved]

     3.10 [Reserved]

     3.11 [Reserved]

     3.12 Indebtedness. Schedule 3.12 lists all indebtedness of Orange and the Professional Corporation as of June 30, 1998 incurred in connection with the business, operations or assets of the Dental Practice or the repayment of which is secured by the assets of the Dental Practice. For each item of indebtedness,
Schedule 3.12 shows the name of lender and the principal balance.

     3.13 Other Liabilities. Except as listed on Schedule 3.13, neither Orange nor the Professional Corporation has any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due), which is not accrued, reserved against or disclosed in the Current Balance Sheet, other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate would not have a Material Adverse Effect.

     3.14 Absence of Certain Changes or Events. Since March 31, 1998, there has not been with respect to Orange or the Dental Practice:

          3.14-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          3.14-2 Any damage, destruction or casualty loss, whether insured against or not, to any assets or properties associated with the Dental Practice;

          3.14-3 Any increase in the rate or terms of compensation payable or to become payable by Orange to its key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          3.14-4 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by Orange or the Professional Corporation, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          3.14-5 Any conduct of business which is outside the ordinary course of business or not substantially in the manner that Orange previously provided management services to the Dental Practice;

          3.14-6 Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

          3.14-7 Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of the Dental Practice;

          3.14-8 Any encumbrance or consent to encumbrance of any property or assets of Orange except in the ordinary course of business; or

          3.14-9 Any change in the assets, liabilities, licenses, permits or franchises of Orange, or in any agreement to which Orange is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect.

     3.15 Leases. Schedule 3.15 contains a complete and accurate list of all Leases of real property used or useful in the business of Orange, including the lease at the Dental Practice location, a description of the real property covered thereby (the "Real Property"), the term of each Lease and the monthly payments under the Lease. Complete and accurate copies of all Leases have been delivered to GD Sub.

     3.16 Certain Contracts and Arrangements. Schedule 3.16, which is organized by type of agreement, contains a complete and accurate list of all Contracts of the following types to which Orange or the Professional Corporation is a party or by which Orange or the Professional Corporation is bound which relate to or are associated with the Dental Practice:

          3.16-1 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by Orange or the Professional Corporation or Orange's guaranty of any obligation for the borrowing of money;

          3.16-2 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of capital assets or more than $20,000 of other equipment or materials;

          3.16-3 contracts or agreements for the performance of services, including but not limited to the Orange Management Agreement;

          3.16-4 contracts or agreements for the joint performance of work or services and all other partnership or joint venture agreements;

          3.16-5 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of the services of Orange; and

          3.16-6 any other contract, instrument, agreement or obligation not described on any other Schedule to which Orange or the Professional Corporation is a party or by which either of them is bound and which contains material unfulfilled obligations of Orange, including but not limited to the Orange Assignable Option Agreement.

Complete and accurate copies of all Contracts have been delivered to GD Sub.

     3.17 Status of Contracts and Leases.

          3.17-1 Each of the Contracts and Leases listed on Schedules 3.15 and
3.16 is valid, binding and enforceable by Orange in accordance with its terms and is in full force and effect. There is no existing default or violation by Orange under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of Orange under any Contract or Lease. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any Real Property of which Orange is lessee or sublessee which is used by the Dental Practice.

          3.17-2 All other parties to the Contracts and Leases have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of Orange's rights or obligations under any Contract or Lease.

          3.17-3 Orange is not aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, and, to the knowledge of Orange, there are no facts that exist indicating that any of the Contracts or Leases may be totally or partially terminated or suspended by the other parties.

          3.17-4 Neither Orange nor the Professional Corporation is a party to, nor is it bound by, any contract or agreement that Orange can reasonably foresee will result in any material loss to Orange or the Dental Practice upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential), unless such contract or agreement is terminable by Orange or the Professional Corporation on 60 or fewer days notice at any time without penalty.

     3.18 Title and Condition of Tangible Assets.

          3.18-1 Orange owns all of the Tangible Personal Property except the leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens disclosed on the Current Balance Sheet,

               (b) security interests or liens securing payment of Assumed Liabilities or

               (c) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Current Balance Sheet).

          3.18-2 Orange has good and absolute title to the Tangible Personal Property except the leased property. No Partner, Professional Corporation or shareholder thereof, nor any other person or entity has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Dental Practice, other than indirectly as a partner of Orange. The immediately preceding sentence shall not apply to patient charts, files and patient records and contracts for the provision of dentistry services that may be owned or held by the Professional Corporation.

          3.18-3 All Tangible Personal Property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of Orange's business.

          3.18-4 There are no developments affecting any of the Real Property or Tangible Personal Property pending or, to the knowledge of Orange, threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

          3.18-5 At the Closing, GD Sub will acquire good title to all the Assets, free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except for security interests or liens securing payment of Assumed Liabilities.

     3.19 Insurance. Schedule 3.19 contains a complete and accurate list of all policies (other than the malpractice insurance policy in effect for the Professional Corporation) of liability, fire, worker's compensation and other forms of insurance insuring Orange, the Professional Corporation, their respective employees, and assets or operations of the Dental Practice, setting forth the applicable deductible amounts (all of the foregoing policies including the malpractice insurance policy of the Professional Corporation are hereinafter collectively defined as the

"Policies"). All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which Orange and the Professional Corporation are parties and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There are no unresolved claims for insurance payment under any of the Policies. True and complete copies of the Policies and all endorsements thereto have been delivered to GD Sub.

     3.20 Taxes.

          3.20-1 Returns. Orange has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes (as defined below) (collectively, the "Returns") and has timely paid all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by Orange with respect to the periods covered by the Returns. Orange has provided GD Sub with complete and accurate copies of Orange's Returns for 1995 and 1996.

          3.20-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled, excluding property taxes that are not yet due. All Taxes which Orange or the Professional Corporation has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          3.20-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

     3.21 No Restrictions. No contract or agreement to which Orange is a party or is bound or to which any of its properties or assets is subject limits the freedom of Orange to compete in any line of business or with any person.

     3.22 Permits and Licenses. Except as set forth on Schedule 3.22, Orange, the Professional Corporation and Schwandt hold and at all times have held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of the Dental Practice pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. Orange, the Professional Corporation and Schwandt are in compliance with all the terms of each Permit, and there are no claims of violation by any such party of any Permit.

     3.23 Certain Payments. Neither Orange nor the Professional Corporation or any Partner, directly or indirectly, on behalf of or with respect to the Dental Practice or its operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     3.24 Environmental Conditions.

          3.24-1 Compliance. Orange has operated the Dental Practice and maintained the Assets, including without limitation the Real Property, in compliance with all Environmental Laws. All wastes generated in connection with the Dental Practice are and have been transported and disposed of off site in compliance with all Environmental Laws. Except as otherwise required for the normal operation of the Dental Practice, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with the Dental Practice.

          3.24-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     3.25 Consents and Approvals. Except as set forth on Schedule 3.25, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by Orange or Partners. Orange and Partners have obtained, or shall have obtained prior to the Closing, all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by Orange or Partners or the consummation of the transaction contemplated by this Agreement. Orange has made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

     3.26 Records. The books of account of Orange and the Professional Corporation are complete and accurate in all material respects, and there have been no transactions involving the business of Orange and the Professional Corporation which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books have been made available to GD Sub.

     3.27 Reliance. Orange and Partners recognize and agree that, notwithstanding any investigation by GD Sub, GD Sub is relying upon the representations and warranties made by Orange and Partners in this Agreement.

     3.28 Accuracy of Representations and Warranties. None of the representations or warranties of Orange and Partners contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Orange and Partners do not know of any fact that has resulted or that, in the reasonable judgment of Orange or Partners will result, in any material adverse change in Orange's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

                                   ARTICLE IV

                        Covenants of Orange and Partners

     4.01 Access to Properties, Books and Records. Prior to the Closing Date, Orange shall, at GD Sub's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GD Sub reasonable access during normal business hours to all employees, properties, books and records of Orange and the Professional Corporation and shall permit such persons, at GD Sub's expense, to make copies of such books and records. Orange shall deliver to GD Sub monthly financial statements of Orange promptly after they become available. GDSC and GD Sub shall treat, and shall cause all of their agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section 4.01 as confidential in accordance with Section 10.01 hereof. No investigation by GDSC or GD Sub or any of their authorized representatives pursuant to this Section 4.01 shall affect any representation, warranty or closing condition of any party hereto or GD Sub's rights to indemnification pursuant to Section 9.02 hereof.

     4.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, prior to the Closing Date, Orange shall not, in connection with the Dental Practice:

          4.02-1 Incur additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of business and consistent with past practices, forgive or release any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss;

          4.02-2 Make any payment to discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) other than
(a) current liabilities (including the
current portion of any long-term liabilities) included in the Financial Statements and (b) current liabilities incurred or maturing since the date of the Current Balance Sheet in the ordinary course of business;

          4.02-3 Admit any new or additional partner or declare, pay or make any distribution of money or property to the Partners other than ordinary distributions consistent with past practices;

          4.02-4 Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          4.02-5 Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others, or agree so to lease or license, any of its assets;

          4.02-6 Acquire any assets which would be material to the Dental Practice other than assets acquired in the ordinary and usual course of business and consistent with past practices;

          4.02-7 Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $15,000 annually;

          4.02-8 Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          4.02-9 Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          4.02-10 Change its accounting methods, policies or practices; or

          4.02-11 Agree or commit to do any of the foregoing.

     4.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, prior to the Closing Date, Orange shall:

          4.03-1 Operate the Dental Practice, including collecting receivables and paying payables, as presently operated and only in the ordinary course and consistent with past practices;

          4.03-2 Advise GD Sub in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          4.03-3 When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to the Dental Practice to which Orange is a party or by which Orange is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

          4.03-4 Use its best efforts to maintain all of the Tangible Personal Property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain its intangible assets;

          4.03-5 Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          4.03-6 Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items;

          4.03-7 Use its best efforts to retain all employees;

          4.03-8 Maintain its books and records in accordance with past practices;

          4.03-9 Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which penalties attach thereto; and

          4.03-10 Comply with all laws, rules and regulations applicable to it and to the Dental Practice.

     4.04 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, Orange and Partners shall refrain, and shall cause Orange's employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, Orange. Orange and Partners will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     4.05 Employees. Effective as of the close of business on the Closing Date, Orange shall terminate all of its employees at the Dental Practice. Except as expressly assumed by GD Sub under this Agreement, Orange shall be responsible for and shall pay and discharge all obligations to such employees arising out of or in connection with their employment prior to Closing.

     4.06 Offset of Notes. Schwandt is currently indebted to PDS under an Original NonNegotiable Secured Promissory Note dated July 1, 1996, as amended September 1, 1997, and PDS is currently indebted to Schwandt under a Non-Negotiable Secured Promissory Note dated September 1, 1997. Schwandt and PDS agree that effective as of the Closing, these two notes will be offset and the net amount due from Schwandt to PDS shall be immediately due and payable.

                                    ARTICLE V

                                 Joint Covenants

     GD Sub, Orange and Partners covenant and agree that they will act in accordance with the following:

     5.01 Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

     5.02 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 6 or 7 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this
Section 5.02 shall limit the rights of the parties under Articles 6, 7 and 8.

                                   ARTICLE VI

                       Conditions to Obligations of GD Sub

     The obligations of GD Sub under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     6.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to GD Sub.

     6.02 Consents. Orange shall have obtained the third-party consents required under the terms of the Contracts and Leases, except for those Contracts and Leases for which the necessity of obtaining consent to assignment is waived by GD Sub as indicated in Schedule 3.25, and such consents shall not have required any change to the terms and conditions of the Contracts and Leases other than changes consented to in writing by GD Sub.

     6.03 Representations, Warranties and Covenants.

          6.03-1 All representations and warranties of Orange and Partners made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          6.03-2 All of the terms, covenants and conditions to be complied with and performed by Orange and Partners at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          6.03-3 GD Sub shall have received a certificate of Partners, dated as of the Closing Date, to the effect that the representations and warranties of Orange and Partners contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that Orange and Partners have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by him at or prior to the Closing.

     6.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, GD Sub, Orange or either Partner to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     6.05 No Adverse Change. There shall not have been any Material Adverse Change.

     6.06 Management Agreement. The Orange Management Agreement assigned by Orange to GD Sub pursuant to Section 1.01-6 shall have been amended and restated as a Management Agreement with GD Sub in the form attached hereto as Exhibit C, and the Professional Corporation shall have executed and delivered such a Management Agreement.

     6.07 Shares Acquisition Agreement. The Orange Assignable Option Agreement assigned by Orange to GD Sub pursuant to Section 1.01-6 shall have been amended and restated as a Shares Acquisition Agreement relating to the stock of the Professional Corporation in the form attached hereto as Exhibit D, and the Professional Corporation and Schwandt shall have executed and delivered such Shares Acquisition Agreement.

     6.08 Dentist Employment Agreements. Schwandt shall have executed and delivered a Dentist Employment Agreement with the Professional Corporation in the form attached hereto as Exhibit E.

     6.09 Closing and Signing of Related Transactions. The transactions contemplated by the following agreements shall close simultaneously with the
Closing: Asset Purchase Agreement dated June 30, 1998 by and among GDSC, GD Sub, PDS and the shareholders of PDS; and Asset Purchase Agreement dated June 30, 1998 by and among GDSC, GD Sub and Bryan Watanabe D.D.S., Inc. All parties shall have executed and delivered the Asset Purchase Agreement dated June 30, 1998 by and among GDSC, GD Sub, TG3 Dental Services and the partners of TG3 Dental Services.

     6.10 Actions Satisfactory to GD Sub's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GD Sub.

                                   ARTICLE VII

                       Conditions to Obligations of Orange

     The obligations of Orange under Article I are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     7.01 Representations, Warranties and Covenants.

          7.01-1 All representations and warranties of GDSC and GD Sub made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          7.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC and GD Sub on or prior to the Closing shall in all material respects have been complied with or performed by GDSC and GD Sub.

          7.01-3 Orange shall have received a Certificate of GDSC and GD Sub, dated as of the Closing Date, executed by the President or other authorized officer of GDSC and GD Sub, to the effect that the representations and warranties of GDSC and GD Sub contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GDSC and GD Sub have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by them at or prior to the Closing.

     7.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, GD Sub, Orange or any Partner to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                   Termination

     8.01 Right of Parties to Terminate. This Agreement may be terminated:

          8.01-1 by GD Sub, if any of the authorizations, consents, approvals, filings or registrations described in Section 6.01 hereof, other than as may pertain to those Contracts and Leases for which the necessity of obtaining consent to assignment is waived by GD Sub as indicated on Schedule 3.25, shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GD Sub and all reasonable final appeals shall have been exhausted;

          8.01-2 by GD Sub, if Orange or Partners shall have breached any of their obligations hereunder in any material respect;

          8.01-3 by Orange, if GD Sub shall have breached any of its obligations hereunder in any material respect; or

          8.01-4 by either Orange or GD Sub, by written notice to the other party, if the Closing shall not have occurred on or prior to March 31, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     8.02 Effect of Termination. If either GD Sub or Orange decides to terminate this Agreement pursuant to Section 8.01, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 8.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Article 10 hereof) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.

                                   ARTICLE IX

                            Survival; Indemnification

     9.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any schedule, certificate or assignment delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement for a period of three and one-half years following the Closing Date and after such period shall be terminated and extinguished, except insofar as the damaged party shall have asserted in writing a claim setting forth with reasonable specificity facts and circumstances relating thereto prior to the expiration of such period in which event the party liable shall remain liable with respect to such claim.

     9.02 Indemnification by Orange and Partners.

          9.02-1 Notwithstanding any investigation by GDSC or GD Sub, from and after the Closing, Orange and Partners shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend GDSC, GD Sub, and their respective subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "GD Sub's Indemnified Persons") from and against, and reimburse each of GD Sub's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GD Sub's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any material breach or inaccuracy of any representation or warranty of Orange or Partners made in this Agreement or any Related Document;

               (b) any failure by Orange or Partners to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document after reasonable opportunity to cure; or

               (c) any liability or obligation of Orange or Partners arising out of or in connection with the ownership, use, condition, maintenance or operation of the Dental Practice or the Assets by Orange on or prior to the Closing, in either case not expressly assumed by GD Sub in accordance with the terms of this Agreement, and specifically including any liability to pay cash to a terminated employee on account of accrued vacation time.

          9.02-2 This indemnification extends to any Damages suffered by any of GD Sub's Indemnified Persons, whether or not a claim is made against any of GD Sub's Indemnified Persons by any third party.

     9.03 Indemnification by GD Sub.

          9.03-1 Notwithstanding any investigation by Orange or Partners, from and after the Closing, GDSC and GD Sub shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend Orange, Partners, and their respective partners, affiliates, officers, employees, agents, successors and assigns (collectively, "Orange's Indemnified Persons") from and against, and reimburse each of Orange's Indemnified Persons with respect to, any and all Damages incurred by any of Orange's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any material breach or inaccuracy of any representation or warranty of GDSC or GD Sub made in this Agreement or any Related Document;

               (b) any failure by GDSC or GD Sub to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document after reasonable opportunity to cure; or

               (c) any liability or obligation of Orange to any third party expressly assumed by GD Sub in accordance with the terms of this Agreement.

          9.03-2 This indemnification extends to any Damages suffered by any of Orange's Indemnified Persons whether or not a claim is made against any of Orange's Indemnified Persons by any third party.

     9.04 Indemnification Procedure.

          9.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 9 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 9 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 9 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 9.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          9.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 9 written notice of all claims for indemnification under this Article 9, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether or not the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     9.05 Right of Offset. At the election of GD Sub, any liability of Orange or any Partner under Section 9.02 which has been established by agreement, litigation or in accordance with the procedure set forth in Section 9.04 may be satisfied by offsetting such liability against any Earnout Consideration then due or that subsequently becomes due. For this purpose, a liability shall not be deemed to have been established in accordance with the procedure set forth in
Section 9.04 if Orange or the Partner has asserted under Section 9.04-1(b) that the liability is not subject to this Article 9 and the question has not been resolved by agreement or litigation.

     9.06 Rights Not Exclusive. An indemnified party's rights to indemnification under this Article 9 are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity.

                                    ARTICLE X

                         Confidentiality; Press Releases

     10.01 Confidentiality.

          10.01-1 No information concerning Orange not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC or GD Sub under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or GD Sub or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC and GD Sub shall hold such information in confidence for a period of four years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to Orange.

          10.01-2 No information concerning GDSC or GD Sub not previously disclosed to the public or in the public domain that has been furnished to or obtained by Orange or Partners under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of Orange or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, Orange and Partners shall hold such information in confidence for a period of four years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GD Sub.

          10.01-3 Notwithstanding the foregoing, such obligations of GD Sub and of Orange shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GD Sub or Orange, as the case may be;

               (b) that was known and can be shown to have been known by GD Sub at the time of its receipt from Orange, or by Orange at the time of its receipt from GD Sub, as the case may be;

               (c) that is received by GD Sub from a third party without breach of this Agreement by GD Sub, or is received by Orange from a third party without breach of this Agreement by Orange, as the case may be;

               (d) that is required by law to be disclosed; or

               (e) that is disclosed in accordance with the written consent of GD Sub or of Orange, as the case may be.

     10.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by Orange without the prior written consent of GD Sub; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).

                                   ARTICLE XI

                                Other Provisions

     11.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     11.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     11.03 Fees and Expenses. GDSC and GD Sub shall be solely responsible for all costs and expenses incurred by them, and Orange shall be solely responsible for all costs and expenses incurred by Orange, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     11.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     11.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     11.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof).

     11.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

           In the case of GDSC or GD Sub:

                Stoel Rives LLP
                900 SW Fifth Avenue, Suite 2300
                Portland, OR  97204
                Telecopy No.:  (503) 220-2480

                Attention:  Edward L. Epstein

           In the case of Orange or Partners:

                Miller & Holguin
                1801 Century Park East, 7th Floor
                Los Angeles, CA  90067
                Telecopy No.:  (310) 557-2205

                Attention:  Henry Holguin

     11.08 Breach; Equitable Relief. The parties acknowledge that the Dental Practice and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     11.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     11.10 Guarantee. GDSC irrevocably and unconditionally guarantees that GD Sub will perform each and every obligation of GD Sub under this Agreement and waives and agrees not to assert or take advantage of any of the following to the extent they might apply: (a) any right to require Orange or Partners to proceed against GD Sub, it being understood and agreed that Orange and Partners may proceed against GDSC without first proceeding against GD Sub or any other person or entity; (b) Orange's or Partners' failure to file or enforce any claim in any bankruptcy or insolvency proceedings against GD Sub; (c) any presentment, demand, protest or notice of any kind to GDSC, including without limitation, notice of the acceptance of this guarantee, or of any action or nonaction on the part of GD Sub under this Agreement; or (d) any right to prior notice and approval of any extension of the time for payment of any amounts or performance of any obligations due under this Agreement or any other modification, alteration or change of this Agreement.

     11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


     GDSC:                             GENTLE DENTAL SERVICE CORPORATION


                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title:  Executive Vice President


     GD SUB:                           GENTLE DENTAL MANAGEMENT, INC.


                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title:  Executive Vice President

     ORANGE:                           ORANGE DENTAL SERVICES


                                       By: STEPHEN THORNE IV
                                           -------------------------------------
                                       Title:  President of the Managing Partner


     PARTNERS:                         PACIFIC DENTAL SERVICES, INC.


                                       By: STEPHEN THORNE IV
                                           -------------------------------------
                                       Title:  President


                                       BRUCE E. SCHWANDT, D.D.S.
                                       -----------------------------------------
                                       Bruce E. Schwandt, D.D.S.